Exhibit 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

MEDIA CONTACT:  Sheryl Seapy, EVC Group, (415) 272-3323; sseapy@evcgroup.com

Sonus Pharmaceuticals Terminates Proposed Acquisition of Synt:em

BOTHELL, WA—March 15, 2005—Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced that it had notified Synt:em, S.A. of the Company’s decision to terminate the proposed acquisition of Synt:em, effective March 31, 2005, the termination date under the transaction agreement.

“In reaching this strategic decision, we considered the strength of the opportunities in front of us with TOCOSOL® Paclitaxel, our lead oncology candidate, as well as the human and financial resources required to take advantage of those opportunities,” said Michael A. Martino, President and CEO of Sonus Pharmaceuticals.  “We concluded that the required focus of our resources is best achieved as a stand-alone company at this time.  We continue to have high regard for the management, pipeline and technology of Synt:em, and we wish them continued success.”

Conference Call Information

Sonus management will be available to answer questions on the termination of the Synt:em acquisition during its year-end 2004 conference call, which is being held today March 15, 2005, at 1:30 P.M. Pacific Time/4:30 P.M. Eastern Time.  The call will be web cast live and archived on the Company’s web site at www.sonuspharma.com/events.html.  A replay of the conference call will also be available via telephone for one week at (800) 642-1687 or (706) 645-9291 for international calls; Pass code:  5280315.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Sonus Pharmaceuticals is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related therapies.  The Company’s lead product candidate is TOCOSOL® Paclitaxel, a new formulation of the widely prescribed anti-cancer drug paclitaxel.  TOCOSOL Paclitaxel has been designed to overcome the limitations associated with Taxol® and generic paclitaxel-based chemotherapy, including long infusion times, undesirable or treatment-limiting side effects as well as time consuming and expensive preparation prior to administration.  Sonus is currently in discussions with the FDA to finalize the pivotal Phase 3 protocol for TOCOSOL Paclitaxel, which the Company believes will be initiated in 2005.    For additional information, including news releases, please visit the Company’s web site at www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004 and Quarterly Report on Form 10-Q filed November 15, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the Company’s products will require extensive clinical testing and approval by regulatory authorities; risks that the Company will not be able to initiate Phase 3 trials for TOCOSOL Paclitaxel; such approvals are lengthy and expensive and may never occur; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; and risks of successful development of additional drug delivery products.  Sonus undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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